Robert B. Schultz, Attorney at Law
9710 W. 82nd Ave
Arvada, CO 80005
Cel and tel 303 456 5565
Fax 303 456 5575

November 30, 2006

Mr. Michael Gelmon, Chief Executive Officer
Banyan Corporation
Suite 207, 5005 Elbow Drive S.W.
Calgary, Alberta, Canada T2S 2T6

Re:        Legal Service Agreement

Dear Mr. Gelmon:

          You have asked me to provide legal consulting services to Banyan Corporation (“your” or the “Company“) in connection with certain litigation matters, in particular Yost et al. v. Banyan Corporation, in Denver, Colorado District Court. To avoid misunderstandings, I have prepared this summary of our agreement for your approval.

          You agree to pay hourly fees for legal consulting services rendered at my prevailing rate per hour expended on your behalf. Upon signing of this agreement, a fee of 18,000,000 shares of the your Common Stock, no par value (the “Shares”), having an anticipated resale price of $.003 per share, shall become due and payable. This fee includes a reasonable retainer for services to be rendered. The Company shall file promptly a Registration Statement on Form S-8 with the United States Securities Exchange Commission to cover the resale of the Shares to the public. Promptly after the effective date of said registration statement, the Shares will be delivered without restrictive legend as designated. The Company will bear the costs of the registration and issuance of the Shares.

          From time to time, the Shares and/or the proceeds from the sale of the Shares shall be applied from trust to the balance due for professional fees and disbursements, including the balance due for professional fees and disbursements incurred prior to the date hereof. To the extent the Shares and the proceeds from the Shares exceed the balance due for professional fees and disbursements, such excess shall be held in trust for the benefit of the Company. To the extent the Shares and the proceeds from the Shares do not exceed the balance due for professional fees and disbursements the difference shall remain outstanding.

          You also agree to pay for disbursements. Disbursements include, among other things, delivery and airfreight charges, postage, photocopying costs, court costs, computer research time, long distance telephone charges, and other costs and expenses

Mr. Michael Gelmon
Banyan Corporation
November 30, 2006

advanced on your behalf. In some instances, costs may be billed directly to you or requested in advance and not advanced by me.

          I will render monthly statements reflecting the balance due for professional fees and disbursements, the proceeds from the sale of the Shares, and the balance due, if any. The balance due shall be payable upon receipt of the statement. Unpaid balances hereunder shall bear interest at the rate of 12% per annum simple interest.

          I agree to use my best efforts to perform all services required in connection with my engagement in a professional, competent and timely manner. You acknowledge that such performance depends, in part, upon the prompt receipt of documentation, information, authorizations and instructions from you, your prompt review and execution of documents, and your cooperation in general.

          You may terminate my engagement at any time for any reason. I may terminate the engagement by notifying you in writing if you fail to pay as agreed or do not cooperate with me or for any other just reason. In the event of termination of this agreement, I will promptly remit a statement indicating the then current balance due or remit the credit balance (Shares or cash), if any, in your account.

          The terms of this agreement are effective from the date I first rendered services to Banyan.

          I appreciate your confidence and look forward to working with you. If the foregoing correctly sets forth our understanding, please sign and return the enclosed copy of this letter.

Very truly yours,

Robert B. Schultz, Esq.

          Agreed to and accepted this 30th day of November 2006.

BANYAN CORPORATION

Michael Gelmon, Chief Executive Officer